Exhibit 99
Titan International Announces Fourth Quarter and 2015 Year End Results

QUINCY, Ill--Titan International, Inc. (NYSE: TWI)
February 25, 2016

Contact: Todd Shoot, IR contact
todd.shoot@titan-intl.com; 217-221-4416

Fourth quarter highlights:

•	Sales for fourth quarter 2015 were $307.8 million compared to $383.3 million in the fourth quarter of 2014.

•	Gross profit for the fourth quarter 2015 was $17.8 million, or 5.8 percent of net sales, compared to $24.3 million in fourth quarter 2014, or 6.3 percent of net sales.

•	Fourth quarter income from operations was $(18.2) million compared to $(65.9) million last year.

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Earnings per share for the fourth quarter 2015 were $(1.07) and $(1.07) for basic and fully diluted, respectively, compared to $(1.57) and $(1.57) for 2014, basic and fully diluted, respectively. Adjusted earnings per share for the fourth quarter 2015 were $(0.38) and $(0.38) for basic and fully diluted, respectively, compared to $(0.43) and $(0.43) for 2014, basic and fully diluted, respectively.

Full year summary:

•	Sales for the full year 2015 were $1,394.8 million, down 26.4 percent compared to $1,895.5 million in 2014.

•	Gross profit was $137.8 million, or 9.9 percent of net sales for the year ending December 31, 2015 compared to $140.6 million, or 7.4 percent at December 31, 2014.

•	Income from operations was $(24.3) million, or (1.8) percent of net sales for fiscal year 2015 compared to $(97.6) million, or (5.1) percent of net sales for 2014.

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Earnings per share for the full year 2015 were $(1.74) and $(1.74) for basic and fully diluted, respectively, compared to $(2.43) and $(2.43) for 2014, basic and fully diluted, respectively. Adjusted earnings per share for the full year 2015 were $(0.13) and $(0.13) for basic and fully diluted, respectively, compared to $(0.49) and $(0.49) for 2014, basic and fully diluted, respectively.

Statement of Chief Executive Officer:
Maurice Taylor, CEO and Chairman comments, "2015 was a challenging year. Sales dropped $500 million due to reduced demand in the agriculture, construction and mining markets, combined with the substantial decline in currency values in Brazil, Europe and Russia. However, there was also the ‘good’ reduction in oil, steel and rubber prices, which reduced Titan’s costs. Additionally, Titan further reduced headcount expenses in 2015 by approximately 2,500 employees cumulatively dating back to 2014. Titan has continued to make the tough decisions to improve operating profit in every manufacturing facility worldwide.

"I believe the year-end and fourth quarter results show that Titan is nearing the bottom in its markets. The 2015 reduction in sales was 26 percent, while fourth quarter sales dropped only 19 percent. Big iron products consist of combines, large tractors (over 250 HP) and sprayers. For these products, I believe sales in North America will be flat in 2016. In the 100 HP and under segment, we see market growth in 2016, up to 15 percent over 2015. Titan has

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a large share of tires and wheels in this market and we look to increase it with new LSW® tires and wheels that we have developed.

"I believe Titan’s revenue will grow in 2016, driven by LSW products and the addition of the Goodyear brand in Europe and Russia. We are planning for incremental Brazil wheel business in the fourth quarter, with the addition of new wheel manufacturing capabilities at our Sao Paulo tire plant. Our new tire reclamation business in Canada will be operational in April, with a grand opening planned on March 29th. We are also seeing a pick-up in ITM aftermarket sales in track in North America, South America and Australia. Despite a 26 percent ($500 million) drop in sales, our gross margin percentage increased in 2015. I believe with the changes that we have made to the business, even a slight upturn in revenue will produce a disproportionate increase in profitability.

"If you look at Titan’s ending cash balance of $200 million, you see that Titan has managed its cash very well. In fact, with deeper focus on working capital, I believe we will manage cash even more effectively in 2016. The ‘One Titan’ framework will continue to push improvements through our Business Improvement Framework, driving both profit and cash.

"Titan’s capital expense in 2016 will be in the range of $30 - $35 million. This amount will allow projects that will improve margins to be funded as well as maintain or replace existing equipment.

"Looking ahead is always a guess and looking back is always easy. In the wheel and tire business, I have never seen a period where our markets have dropped like they have, but I have also never seen a time in history where Titan has been this well positioned going forward. This is due to our strong market share, the LSW tire and wheel business strategy, and our exceptional management team. We have worked incredibly hard to make product innovation like LSW such a valuable asset for the present and our future. We believe our end-users are realizing first hand that LSW makes their equipment perform better. So, our job and responsibility is to simply move as fast as possible to spread the word on LSW, develop new LSW products, build quality LSW products, and sell and market the heck out of LSW. It’s that simple.

"We have accomplished so much, the new management team has driven a lot of needed change, but we still have a lot of work to do. As Paul Reitz states, ‘We are One Titan worldwide and our future growth will be driven together’. I believe he is absolutely right in both his vision and leadership towards this purpose."

Financial Summary:

Net Sales: Titan recorded sales of $307.8 million for the fourth quarter of 2015, compared to fourth quarter 2014 sales of $383.3 million. For the year, net sales for 2015 were $1,394.8 million, compared to $1,895.5 million in 2014, a decrease of 26 percent. Year to date sales declined across all reported segments. Sales volume was down 11 percent as both the Agriculture and Earthmoving/Construction segments remained in cyclical downturns. The Consumer segment was affected by the Company's exit from various low-margin supply agreements and economic stress in Brazil. Unfavorable currency translation affected sales by 10 percent and a reduction in price/mix of 5 percent further eroded sales due to competitive pricing and lower raw material costs passed along to customers.

Gross Profit: Gross profit for the fourth quarter of 2015 was $17.8 million, or 5.8 percent of net sales, compared to $24.3 million, or 6.3 percent of net sales for the fourth quarter of 2014. Gross profit for the year 2015 was $137.8 million, or 9.9 percent of net sales, compared to $140.6 million, or 7.4 percent of net sales for 2014.  During 2014, the Company recorded an asset impairment of $23.2 million on machinery, equipment and molds used to produce giant mining tires. In addition, the Company recorded inventory write-downs of $16.7 million in 2014 to adjust the value of mining product inventory to estimated market value. After adjusting 2014 for the aforementioned impairments and write-downs, gross profit for 2014 was $180.6 million, or 9.5 percent of net sales.

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Even as sales declined in 2015, adjusted gross margin improved as the Company continued to reap benefits from the Business Improvement Framework which began in 2014. After adjusting for the aforementioned impairments and write-downs, gross margin in 2014 was 9.5 percent compared to 9.9 percent in 2015, in the face of a 26 percent decline in sales. The improvement despite the sales decline was driven by initiatives born from the framework resulting in increased productivity, expenditure rationalization, lower material costs, improved quality, lower warranty costs, and pricing optimization.

Warranty Expense: The provision for warranty liability was $9.7 million at December 31, 2015, or 0.7 percent of sales, compared to $17.7 million at December 31, 2014, or 0.9 percent of sales.

Selling, general and administrative expenses: Selling, general and administrative (SG&A) expenses for the fourth quarter of 2015 were $31.4 million, or 10.2 percent of net sales, compared to $47.7 million, or 12.4 percent of net sales, for 2014. SG&A expenses for the twelve months ended December 31, 2015 were $140.4 million, or 10.1 percent of net sales, compared to $173.6 million, or 9.2 percent of net sales, for 2014. The decrease in SG&A expenses was driven from our Business Improvement Framework and currency.

Loss from operations: Loss from operations for the fourth quarter of 2015 was $(18.2) million, or (5.9) percent of net sales, compared to $(65.9) million, or (17.2) percent of net sales, in 2014. Loss from operations for the twelve months ended December 31, 2015, was $(24.3) million, or (1.8) percent of net sales, compared to $(97.6) million, or (5.1) percent of net sales, in 2014. During 2014, the Company recorded a noncash charge for the impairment of goodwill of $36.6 million on both a pre-tax and after-tax basis. After adjusting 2014 for the aforementioned asset impairments, inventory write-downs and goodwill impairment, loss from operations for 2014 was $(21.1) million, or (1.1) percent of net sales.

Interest expense: Interest expense was $8.3 million and $9.4 million for the quarters ended December 31, 2015 and 2014, respectively. Interest expense for the year 2015 was $34.0 million compared to $36.6 million in 2014. The Company’s interest expense for 2015 decreased from the previous year primarily from decreased debt balances at Titan Europe.

Foreign exchange gain/loss: Foreign currency gain was $1.0 million for the quarter ended December 31, 2015 compared to loss of $20.4 million for the quarter ended December 31, 2014. Foreign currency loss was $4.8 million and $31.7 million for the years ended December 31, 2015 and 2014, respectively. Foreign currency losses in 2015 and 2014 primarily reflect the translation of intercompany loans at certain foreign subsidiaries denominated in currencies other than their functional currencies. Since such loans are expected to be settled in cash at some point in the future, these loans are adjusted each reporting period to reflect the current exchange rates. During 2014, the translation of these intercompany loan balances was significant due to the relative strength of the U.S. dollar in relation to the functional currencies of the loans. Although the U.S. dollar remained strong throughout 2015, foreign currency losses were minimized through offsetting gains relating to derivative financial instruments on such intercompany loans as well as other actions taken to reduce exposures.

Provision (benefit) for income taxes: The Company recorded tax expense for income taxes of $38.3 million in 2015, as compared to income tax benefit of $21.8 million in 2014.  The Company's effective tax rate was (74) percent in 2015 and 14 percent in 2014. The Company's 2015 income tax expense and rate differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of a foreign exchange loss upon the outbound transfer of Brazil assets for U.S. tax purposes (check the box election) offset by an increase in the valuation allowance against deferred tax assets. The Company's 2014 income tax expense and rate differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of non-deductible goodwill and the recording of a valuation allowance. Other items contributing to the rate difference are state income tax expense, debt forgiveness, foreign earnings, and non-deductible expenses.

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Capital expenditures: Titan’s capital expenditures were $13.2 million for the fourth quarter of 2015 and $12.1 million for the fourth quarter of 2014. Year to date expenditures were $48.4 million for 2015 compared to $58.4 million for 2014.

Debt balance: Total long-term debt balance was $480.4 million at December 31, 2015 compared to $496.5 million on December 31, 2014. Short-term debt balance was $31.2 million at December 31, 2015 and $26.2 million at December 31, 2014. Net debt (debt less cash and cash equivalents) was $311.4 million at December 31, 2015, compared to $321.3 million at December 31, 2014.

Equity balance: The Company’s equity was $344.7 million at December 31, 2015 compared to $518.9 million at December 31, 2014.

Fourth Quarter Conference Call:
Titan will be hosting a conference call for the fourth quarter earnings announcement at 9:00 a.m. Eastern Time on Thursday, February 25, 2016. To participate in the call, dial (877) 870-4263 (International callers dial (412) 317-0790; Canada (855) 669-9657). The call will be webcast and can be accessed at www.titan-intl.com in the "News & Events/Conference Calls" section on the "Investor Relations" page of our website.

Safe harbor statement:
Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “outlook,” “potential,” “may,” “will” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2015. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:
Titan International Inc. (NYSE: TWI), a holding Company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

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Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
Amounts in thousands, except earnings per share data

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$307,809	$383,277	$1,394,771	$1,895,527
Cost of sales	290,000	353,888	1,256,962	1,714,952
Mining asset impairment and inventory write-down	—	5,135	—	39,932
Gross profit	17,809	24,254	137,809	140,643
Selling, general and administrative expenses	31,359	47,672	140,393	173,614
Research and development expenses	2,315	3,087	11,162	14,005
Royalty expense	2,292	2,832	10,533	14,078
Noncash goodwill impairment charge	—	36,571	—	36,571
Income (loss) from operations	(18,157)	(65,908)	(24,279)	(97,625)
Interest expense	(8,345)	(9,428)	(34,032)	(36,564)
Foreign exchange gain (loss)	962	(20,414)	(4,758)	(31,713)
Other income (expense)	4,732	6,187	11,063	13,658
Income (loss) before income taxes	(20,808)	(89,563)	(52,006)	(152,244)
Provision (benefit) for income taxes	35,087	(6,174)	38,281	(21,819)
Net income (loss)	(55,895)	(83,389)	(90,287)	(130,425)
Net loss attributable to noncontrolling interests	(4,735)	(30,343)	(14,654)	(49,964)
Net income (loss) attributable to Titan	(51,160)	(53,046)	(75,633)	(80,461)
Redemption value adjustment	(6,267)	(31,270)	(17,668)	(49,277)
Net income (loss) applicable to common shareholders	$(57,427)	$(84,316)	$(93,301)	$(129,738)

Earnings per common share:
Basic	$(1.07)	$(1.57)	$(1.74)	$(2.43)
Diluted	(1.07)	(1.57)	(1.74)	(2.43)
Average common shares and equivalents outstanding:
Basic	53,729	53,534	53,696	53,497
Diluted	53,729	53,534	53,696	53,497

Dividends declared per common share:	$.005	$.005	$.02	$.02

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Segment Information
Revenues from external customers (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
Revenues from external customers	2015	2014	2015	2014
Agricultural	$158,362	$186,792	$723,715	$1,016,882
Earthmoving/Construction	116,127	139,638	505,927	610,596
Consumer	33,320	56,847	165,129	268,049
	$307,809	$383,277	$1,394,771	$1,895,527

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands

	December 31,	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$200,188	$201,451
Accounts Receivable	177,389	199,378
Inventories	269,791	331,432
Deferred income taxes	—	23,435
Prepaid and other current assets	62,633	80,234
Total current assets	710,001	835,930
Property, plant and equipment, net	450,020	527,414
Deferred income taxes	5,967	15,623
Other assets	109,203	116,757
Total assets	$1,275,191	$1,495,724

Liabilities and Stockholders’ Equity
Current liabilities
Short-term debt	$31,222	$26,233
Accounts payable	123,154	146,305
Other current liabilities	115,721	129,018
Total current liabilities	270,097	301,556
Long-term debt	480,404	496,503
Deferred income taxes	14,509	18,582
Other long-term liabilities	88,324	89,025
Total liabilities	853,334	905,666
Redeemable noncontrolling interest	77,174	71,192
Total equity	344,683	518,866
Total liabilities and equity	$1,275,191	$1,495,724

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Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for December 31, 2015 and 2014.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net loss applicable to common shareholders	$(57,427)	$(84,316)	$(93,301)	$(129,738)
Remove redemption value adjustment	6,267	31,270	17,668	49,277

Adjustments:
Tax valuation allowance	30,549	—	71,106	—
Goodwill impairment	—	20,692	—	20,692
Asset impairment	—	—	—	15,107
Inventory valuation adjustments	—	3,163	—	10,233
Crespellano facility closure	—	5,043	499	5,043
Subsidiary currency correction	—	1,187	(3,058)	3,058

Adjusted Net Income	$(20,611)	$(22,961)	$(7,086)	$(26,328)

Adjusted earnings per common share:
Basic	$(0.38)	$(0.43)	$(0.13)	$(0.49)
Diluted	(0.38)	(0.43)	(0.13)	(0.49)

Average common shares outstanding:
Basic	53,729	53,534	53,696	53,497
Diluted	53,729	53,534	53,696	53,497

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